Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
February 6, 2006	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman
(571) 434-3481
elizabeth.penniman@NeuStar.biz
NeuStar, Inc. Releases Fourth Quarter and Full-Year
2005 Financial Results
Expects Revenue and Profitability Growth Trends to Continue in 2006
STERLING, VA, February 6, 2006 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications industry, today announced results for its fiscal fourth quarter and its full fiscal year ended December 31, 2005.
Summary of Fourth Quarter and Full-Year Results
Revenue for the fourth quarter of 2005 totaled $63.4 million, up from $41.4 million in the fourth quarter of 2004. Net income for the fourth quarter of 2005 totaled $13.8 million, up from $4.2 million in the fourth quarter of 2004. Net income per diluted share was $0.18 for the fourth quarter of 2005, compared to $0.05 per share for the fourth quarter of 2004.
Revenue for the 2005 fiscal year totaled $242.5 million, up from $165.0 million for 2004. Net income for the 2005 fiscal year totaled $55.4 million, up from $45.4 million in the 2004 fiscal year. Net income per diluted share was $0.72 for the 2005 fiscal year, compared to $0.57 per diluted share for the 2004 fiscal year.
Revenue for the fourth quarter of 2005 and full 2005 fiscal year was reduced by the application of contractual, volume-based credits of $2.5 million and $7.5 million, respectively. In 2004, $11.9 million in credits were recorded, all in the fourth quarter. Annual volume credits are earned on all transactions in excess of the pre-determined 100 million transaction cumulative annual volume threshold under the company’s contracts to provide telephone number portability services in the United States. Based on the strong growth in transaction volume in 2005, the company reached the 100 million transaction threshold in August; in 2004, the 100 million transaction threshold was reached in November.
Both revenue and profitability for 2005 exceeded the guidance provided by the company on October 27, 2005, which was for revenue to range between $237 million and $239 million, including the application of contractual, volume-based credits, and for 2005 net income to range between $52 million and $53 million. Guidance given by the company on October 27, 2005 did not take into account approximately $900,000 in follow-on offering costs incurred subsequently in the fourth quarter.
Discussion of Fourth Quarter and Full-Year Results
NeuStar’s year-over-year quarterly revenue growth of 53% and full-year revenue growth of 47% were driven primarily by increases in transactions under its contracts to provide telephone number portability services, as well as strong growth in the use of Common Short Codes:
•	Addressing revenue increased 35% to $17.3 million in the fourth quarter of 2005 and 48% to $75.0 million for the 2005 fiscal year, primarily as a result of continued expansion of carrier networks to provide new communications services, such as Internet telephony, and Common Short Codes and other wireless data services. In addition, the continued expansion of carrier networks contributed to the demand for addressing services.

•	Interoperability revenue increased 55% to $13.7 million in the fourth quarter of 2005 and 53% to $52.5 million for the 2005 fiscal year. These increases were due primarily to consolidation of service providers, which required the integration of disparate systems and networks, as well as continued demand for the company’s order management clearinghouse services.

•	Infrastructure and other revenue increased 64% to $32.5 million in the fourth quarter of 2005 and 44% to $114.9 million for the 2005 fiscal year, primarily due to increased demand for the company’s network management services in support of activities such as service disconnects, changes to features and functions provided by service providers, as well as the vendors that supply those features and functions and the implementation of new technologies.
Total operating expense for the fourth quarter of 2005 rose 16% compared to the fourth quarter of 2004, primarily due to higher costs to support ongoing revenue growth and business expansion initiatives, as well as approximately $900,000 in costs related to the company’s follow-on offering in December 2005.

Total operating expenses for the 2005 fiscal year rose 28% compared to 2004, primarily due to higher costs to support ongoing revenue growth and business expansion initiatives, as well as $5.8 million in costs related to the company’s two public offerings in 2005. Total headcount at December 31, 2005 increased to 502 from 413 at December 31, 2004.
At December 31, 2005, the company had $103.5 million in cash, cash equivalents and short-term investments, an increase of $19.2 million compared to September 30, 2005. This increase resulted principally from cash provided by operating activities.
Business Outlook for 2006
On the strength of its recent results and visibility into future performance, NeuStar expects revenue and profitability growth trends to continue in 2006, and provides the following guidance for 2006:
•	Revenue in 2006 is expected to range between $303 million and $310 million, including the application of an estimated $7.5 million in contractual, volume-based credits under the company’s contracts to provide telephone number portability services in the United States. This projection is an increase from the revenue guidance provided on January 9, 2006 of $296 million to $306 million.

•	Net income in 2006 is expected to range between $66 million and $70 million, or between $0.83 and $0.88 per diluted share. Per share calculations are based on an estimated 79.8 million diluted weighted average shares outstanding.
The company’s guidance includes an estimated $12.5 million in non-cash, stock-based compensation expense related to the adoption of FASB Statement No. 123(R). The company continues to review the impact of FASB Statement No. 123(R) and intends to update guidance when more precise data is available.
•	Transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow:
o	in excess of 28% for the full year 2006 from the 2005 total of 171.6 million transactions, and

o	in excess of 25% in the first quarter of 2006 versus the first quarter of 2005 total of 40.4 million.

Management Commentary
“Network expansion, subscriber growth, industry consolidation and carrier cost reduction contributed greatly to our outstanding performance in 2005 and will continue to be the key drivers of our growth in 2006,” said Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer. “These drivers of our core business, combined with our investment in new technological advances such as a global routing directory for the GSMA and SIP-IX, each announced in late 2005, and international expansion following in the footsteps of our successful delivery of a telephone number portability system in Taiwan, give us great confidence not only in our ability to attain our 2006 performance projections, but also in our being able to continue growing both revenue and profitability at attractive levels into the future.”
Jeff Babka, NeuStar’s Chief Financial Officer, added, “Our NeuStar team had a banner year in 2005, both in our operational performance and in successfully completing two public market events. Our guidance projections being made today are indicative of the high degree of confidence we have in our visibility into future performance and anticipated market trends.”
Conference Call
As announced on January 24, 2006, NeuStar, Inc. will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s Website (www.NeuStar.biz), or via telephone by dialing (800) 289-0572 (international callers dial (913) 981-5543). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Monday, February 13, by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 6924381, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar, Inc. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about NeuStar, Inc.’s expectations, beliefs and business results in the future. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, increasing competition, market acceptance of our existing services, the ability of NeuStar, Inc. to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in NeuStar, Inc.’s filings with the Securities and Exchange Commission, including in NeuStar’s Registration Statement on Form S-1 related to its follow-on offering in December 2005. All forward-looking statements are based on information available to NeuStar, Inc. on the date of this press release and NeuStar, Inc. undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2005	2004	2005
	(unaudited)		(audited)	(unaudited)
Revenue:
Addressing	$12,810	$17,271	$50,792	$75,036
Interoperability	8,825	13,669	34,228	52,488
Infrastructure and other	19,813	32,481	79,981	114,945

Total revenue	41,448	63,421	165,001	242,469

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	13,851	18,737	49,261	64,891
Sales and marketing	7,711	7,768	22,743	29,543
Research and development	1,968	3,343	7,377	11,883
General and administrative	7,363	6,003	21,144	28,048
Depreciation and amortization	3,798	4,285	17,285	16,025
Restructuring recoveries	(220)	—	(220)	(389)

	34,471	40,136	117,590	150,001

Income from operations	6,977	23,285	47,411	92,468
Other (expense) income:
Interest expense	(625)	(406)	(2,498)	(2,121)
Interest income	529	650	1,629	2,406

Income before minority interest and income taxes	6,881	23,529	46,542	92,753
Minority interest	—	(104)	—	(104)

Income before income taxes	6,881	23,425	46,542	92,649
Provision for income taxes	2,670	9,598	1,166	37,251

Net income	4,211	13,827	45,376	55,398
Dividends on and accretion of preferred stock	(2,169)	—	(9,737)	(4,313)

Net income attributable to common stockholders	$2,042	$13,827	$35,639	$51,085

Net income attributable to common stockholders per common share:
Basic	$0.35	$0.22	$6.33	$1.48

Diluted	$0.05	$0.18	$0.57	$0.72

Weighted average common shares outstanding:
Basic	5,880	62,392	5,632	34,437

Diluted	78,119	77,726	80,237	77,046

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2004	2005
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$63,929	$103,475
Restricted cash	4,835	374
Accounts receivable, net and unbilled receivables	30,151	37,376
Prepaid expenses and other current assets	10,396	13,947
Income taxes receivable	—	14,595
Deferred tax asset	10,923	12,216

Total current assets	120,234	181,983

Restricted cash, long-term	835	—
Property and equipment, net	36,504	39,627
Goodwill and intangible assets, net	50,703	54,150
Other non-current assets	4,047	6,011

Total assets	$212,323	$281,771

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,458	$40,999
Income taxes payable	419	—
Customer credits	15,541	—
Deferred revenue	14,761	20,006
Notes payable and capital lease obligations	9,449	6,772
Accrued restructuring reserve	1,330	536

Total current liabilities	76,958	68,313

Deferred revenue, long-term	13,892	18,463
Notes payable and capital lease obligations, long-term	7,964	4,459
Accrued restructuring reserve, long-term	3,719	2,572
Deferred tax liability	1,194	1,197
Other liabilities, long-term	—	500

Total liabilities	103,727	95,504

Minority interest	—	104
Commitments and contingencies	—	—

Series B Voting Convertible Preferred Stock	66	—
Series C Voting Convertible Preferred Stock	85,717	—
Series D Voting Convertible Preferred Stock	54,671	—

Total stockholders’ (deficit) equity	(31,858)	186,163

Total liabilities and stockholders’ (deficit) equity	$212,323	$281,771

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